Exhibit 99.1

Inergy Reports Record Third Quarter Results; Adjusted EBITDA Up 64%

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Management Conference Call Scheduled for 10:00 a.m. CT Today

Kansas City, MO (August 11, 2008) – Inergy, L.P. (NASDAQ:NRGY) and Inergy Holdings, L.P. (NASDAQ:NRGP) today each reported results of operations for the quarter and nine-month period ended June 30, 2008.

Inergy, L.P.

Inergy, L.P. (“Inergy”) reported Adjusted EBITDA of $22.0 million for the quarter ended June 30, 2008, an increase of $8.6 million, from $13.4 million for the quarter ended June 30, 2007. Net loss, excluding certain items as discussed below, was $(19.7) million for the quarter ended June 30, 2008, or $(0.58) per diluted limited partner unit compared to $(20.4) million, or $(0.56) per diluted limited partner unit in the same quarter of last year. Due to the seasonal nature of the propane industry, Inergy typically reports a quarterly loss in its third quarter.

For the nine-month period ended June 30, 2008, Adjusted EBITDA increased approximately 10% to $216.3 million from $197.4 million for the same prior-year period. Net income for the nine months ended June 30, 2008, excluding certain items as discussed below, increased to $98.1 million, or $1.43 per diluted limited partner unit, from $96.4 million, or $1.61 per diluted limited partner unit in 2007.

“Once again, our operational and financial performance builds on our long-term track record of delivering predictable and improving results. All of our business units are performing as expected, and we are on track to achieve our full year objectives,” said John Sherman, President and CEO of Inergy. “The overall quality of our business mix and the expansion projects we are completing position us to deliver the growth in cash earnings which our unitholders have come to expect.”

Inergy affirms its previously announced Adjusted EBITDA guidance to approximate $240 million for the full fiscal year ending September 30, 2008.

As previously announced, the Board of Directors of Inergy’s managing general partner increased Inergy’s quarterly cash distribution to $0.625 per limited partner unit ($2.50 annually) for the quarter ended June 30, 2008. This represents an approximate 7% increase over the distribution for the same quarter of the prior year. The distribution will be paid on August 14, 2008, to unitholders of record as of August 7, 2008.

Also as previously announced, Inergy acquired the membership interests of Farm & Home Oil Company LLC during the quarter ended June 30, 2008. This transaction is expected to be immediately accretive on a distributable cash flow per unit basis.

Quarterly Results

In the quarter ended June 30, 2008, retail propane gallon sales were 46.7 million gallons compared to 50.0 million gallons sold in the same quarter of the prior year. This decrease was due primarily to customer conservation, which we believe was due principally to an approximate 50% increase in the average Mt. Belvieu propane cost in the current quarter versus the prior-year period.

Retail propane gross profit was $43.5 million for the quarter ended June 30, 2008, compared to $43.8 million for the quarter ended June 30, 2007. Gross profit from other propane operations, including wholesale, appliances, service, transportation, distillates, and other was $21.8 million in the quarter ended June 30, 2008, compared to $17.7 million for the same quarter in the prior year. Gross profit from midstream operations increased 67% to $23.4 million in the quarter ended June 30, 2008, compared to $14.0 million in the prior year.

For the quarter ended June 30, 2008, operating and administrative expenses were $67.1 million compared to $62.0 million in the same quarter in the prior year.

Net loss of $(19.7) million, or $(0.58) per diluted limited partner unit, for the quarter ended June 30, 2008, excludes the recognition of $(0.6) million non-cash charges on derivative contracts associated with certain fixed price contracts and a loss of $(0.4) million on the disposal of excess property, plant, and equipment. Net loss of $(20.4) million for the quarter ended June 30, 2007, excludes the recognition of $0.5 million of non-cash gains on derivative contracts associated with certain fixed price contracts and a loss of $(0.7) million on the disposal of excess property, plant, and equipment. In addition to these items, the net loss per unit allocable to each limited partner unit of $(0.56) for the quarter ended June 30, 2007, excludes the one-time, non-cash beneficial conversion allocation of income of $10.3 million related to the April 2007 conversion of the Special Units into common units. The Special Unit conversion was the result of the commencement of the commercial operations of Phase II of the Stagecoach Natural Gas Storage Facility.

Year-to-Date Results

For the nine-month period ended June 30, 2008, there were 289.7 million retail propane gallons sold compared to 313.7 million gallons sold during the same period in the prior year. Weather in the nine-month period ended June 30, 2008, was approximately 6% warmer than normal, and relatively consistent with the prior-year period. The decrease was due primarily to customer conservation, which we believe was due principally to an approximate 53% increase in the average Mt. Belvieu propane cost in the current nine-month period versus the prior year period.

Retail propane gross profit was $273.0 million for the nine months ended June 30, 2008, as compared to $276.8 million in the nine months ended June 30, 2007. Gross profit from other propane operations, including wholesale, appliances, service, transportation, distillates, and other was $75.0 million in the nine months ended June 30, 2008, as compared to $69.1 million in the prior year. Gross profit from midstream operations for the nine months ended June 30, 2008, increased 59% to $66.5 million as compared to $41.9 million in the prior year.

Operating and administrative expenses for the nine months ended June 30, 2008, were $198.6 million as compared to $191.8 million in the same period of fiscal 2007.

Net income of $98.1 million, or $1.43 per diluted limited partner unit, for the nine months ended June 30, 2008, excludes the recognition of $(0.7) million non-cash charges on derivative contracts associated with certain fixed price contracts and a gain of $0.8 million on the disposal of excess property, plant, and equipment. Net income of $96.4 million for the nine months ended June 30, 2007, excludes the recognition of $0.5 million of non-cash gains on derivative contracts associated with certain fixed price contracts and a loss of $(1.6) million on the disposal of excess property, plant, and equipment. In addition to these items, the net income per unit allocable to each limited partner unit of $1.61 for the nine months ended June 30, 2007, excludes the one-time, non-cash beneficial conversion allocation of income of $10.3 million discussed above.

Inergy Holdings, L.P.

As discussed above, the $0.625 per limited partner unit distribution by Inergy, L.P. results in Inergy Holdings, L.P. receiving a total distribution of $13.0 million with respect to the third fiscal quarter of 2008. As a result of this Inergy, L.P. distribution, Inergy Holdings, L.P. declared a quarterly distribution of $0.61 per limited partner unit or $2.44 on an annualized basis. This represents an approximate 20% increase over the $0.51 per limited partner unit paid for the same quarter of the prior year. The distribution will be paid on August 14, 2008, to unitholders of record as of August 7, 2008.

Inergy, L.P. and Inergy Holdings, L.P. will conduct a live conference call and internet webcast today, August 11, 2008, to discuss results of operations for the third quarter and its business outlook. The call will begin at 10:00 a.m. CT. The call-in number for the earnings call is 1-877-405-3427, and the conference name is Inergy. The live internet webcast and the replay can be accessed on Inergy’s website, www.inergypropane.com. A digital recording of the call will be available for one week following the call by dialing 1-800-642-1687 and entering the pass code 57501722.

Inergy, L.P., with headquarters in Kansas City, MO, is among the fastest growing master limited partnerships in the country. The Company’s operations include the retail marketing, sale, and distribution of propane to residential, commercial, industrial, and agricultural customers. Today, Inergy serves approximately 700,000 retail customers from over 300 customer service centers throughout the eastern half of the United States. The Company also operates a natural gas storage business and a supply logistics, transportation, and wholesale marketing business that serves independent dealers and multi-state marketers in the United States and Canada.

Inergy Holdings, L.P.’s assets consist of its ownership interest in Inergy, L.P., including limited partnership interests, ownership of the general partners, and the incentive distribution rights.

This press release contains forward-looking statements, which are statements that are not historical in nature such as our guidance. Forward-looking statements are subject to certain risks, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize or any underlying assumption proves incorrect, actual results may vary materially from those anticipated, estimated, or projected. Among the key factors that could cause actual results to differ materially from those referred to in the forward-looking statements are: weather conditions that vary significantly from historically normal conditions; the general level of petroleum product demand and the availability of propane supplies; the price of propane to the consumer compared to the price of alternative and competing fuels; the demand for high deliverability natural gas storage capacity in the Northeast; our ability to successfully implement our business plan; the outcome of rate decisions levied by the Federal Energy Regulatory Commission; our ability to generate available cash for distribution to unitholders; and the costs and effects of legal, regulatory, and administrative proceedings against us or which may be brought against us. These and other risks and assumptions are described in Inergy’s annual reports on Form 10-K and other reports that are available from the United States Securities and Exchange Commission.

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Inergy, L.P. and Subsidiaries

Consolidated Statements of Operations

For the Three Months and Nine Months Ended June 30, 2008 and 2007

(in millions, except per unit data)

	(Unaudited) Three Months Ended June 30,		(Unaudited) Nine Months Ended June 30,
	2008	2007	2008	2007
Revenues:
Propane	$220.9	$168.3	$1,149.6	$956.2
Other	154.3	79.4	388.4	253.4

	375.2	247.7	1,538.0	1,209.6
Cost of product sold (excluding depreciation and amortization as shown below):
Propane	173.1	122.7	862.0	666.7
Other	113.4	49.5	261.5	155.1

	286.5	172.2	1,123.5	821.8

Gross profit	88.7	75.5	414.5	387.8
Expenses:
Operating and administrative	67.1	62.0	198.6	191.8
Depreciation and amortization	26.1	21.4	72.1	60.9
Gain (loss) on disposal of assets	(0.4)	(0.7)	0.8	(1.6)

Operating income (loss)	(4.9)	(8.6)	144.6	133.5
Other income (expense):
Interest expense, net	(15.2)	(12.0)	(45.0)	(39.1)
Other income	—	0.2	0.1	1.4

Income (loss) before income taxes and interest of non-controlling partners in ASC	(20.1)	(20.4)	99.7	95.8
Provision for income taxes	(0.2)	(0.2)	(0.6)	(0.5)
Interest of non-controlling partners in ASC’s consolidated net income (a)	(0.4)	—	(0.9)	—

Net income (loss)	$(20.7)	$(20.6)	$98.2	$95.3

Partners’ interest information:
Non-managing general partner and affiliates interest in net income	$8.9	$6.9	$26.9	$20.0
Distributions paid on restricted units	0.1	0.1	0.2	0.1
Beneficial conversion value of Special Units	—	10.3	—	10.3

Total interest in net income not attributable to limited partners’	$9.0	$17.3	$27.1	$30.4

Total limited partners’ interest in net income (loss)	$(29.7)	$(37.9)	$71.1	$64.9

Net income (loss) per limited partner unit:
Basic	$(0.60)	$(0.77)	$1.43	$1.38

Diluted	$(0.60)	$(0.77)	$1.43	$1.37

Weighted average limited partners’ units outstanding (in thousands):
Basic	49,711	49,356	49,687	47,041

Diluted	49,711	49,356	49,772	47,231

(a)	We acquired a majority interest in the operations of Steuben when we acquired 100% of the membership interest in ASC. ASC holds a majority interest in the operations of Steuben.

	(Unaudited) Three Months Ended June 30,		(Unaudited) Nine Months Ended June 30,
	2008	2007	2008	2007
Supplemental Information:

Retail gallons sold	46.7	50.0	289.7	313.7

Cash			$10.7	$6.8

Outstanding debt:
Working Capital Facility			$16.0	$1.3
Acquisition Facility			51.0	—
Senior unsecured notes			825.5	619.3
Bond premium (e)			3.9	—
ASC credit agreement			10.9	—
Other debt			16.2	15.7

Total debt			$923.5	$636.3

Total partners’ capital			$732.7	$799.3

EBITDA:
Net income (loss)	$(20.7)	$(20.6)	$98.2	$95.3
Interest of non-controlling partners in ASC’s consolidated ITDA (f)	(0.2)	—	(0.7)	—
Interest expense, net	15.2	12.0	45.0	39.1
Provision for income taxes	0.2	0.2	0.6	0.5
Depreciation and amortization	26.1	21.4	72.1	60.9

EBITDA (a)	$20.6	$13.0	$215.2	$195.8
Non-cash (gain) loss on derivative contracts	0.6	(0.5)	0.7	(0.5)
(Gain) loss on disposal of assets	0.4	0.7	(0.8)	1.6
Non-cash compensation expense	0.4	0.2	1.2	0.5

Adjusted EBITDA (a)	$22.0	$13.4	$216.3	$197.4

Distributable cash flow:
Adjusted EBITDA (a)	$22.0	$13.4	$216.3	$197.4
Cash interest expense (b)	(14.5)	(11.5)	(43.2)	(37.4)
Maintenance capital expenditures (c)	(1.1)	(1.4)	(3.6)	(2.9)
Income tax expense	(0.2)	(0.2)	(0.6)	(0.5)

Distributable cash flow (d)	$6.2	$0.3	$168.9	$156.6

(a)	EBITDA is defined as income (loss) before taxes, plus net interest expense and depreciation and amortization expense. Adjusted EBITDA represents EBITDA excluding (1) non-cash gains or losses on derivative contracts associated with certain fixed price contracts (2) long-term incentive and equity compensation expense and (3) gains or losses on disposal of property, plant and equipment. EBITDA and Adjusted EBITDA should not be considered an alternative to net income, income before income taxes, cash flows from operating activities, or any other measure of financial performance calculated in accordance with generally accepted accounting principles as those items are used to measure operating performance, liquidity or ability to service debt obligations. EBITDA and Adjusted EBITDA are presented because such information is relevant and is used by management, industry analysts, investors, lenders and rating agencies to assess the financial performance and operating results of our fundamental business activities. We believe that the presentation of EBITDA and Adjusted EBITDA is useful to lenders and investors because of their use in the propane industry and for master limited partnerships as an indicator of the strength and performance of the ongoing business operations, including the ability to fund capital expenditures, service debt and pay distributions. Additionally, we believe that EBITDA and Adjusted EBITDA provide useful information to our investors for trending, analyzing and benchmarking our operating results as compared to other companies that may have different financing and capital structures. The presentation of EBITDA and Adjusted EBITDA allow investors to view our performance in a manner similar to the methods used by management and provide additional insight to our operating results.

(b)	Cash interest expense is net of amortization charges associated with deferred financing costs.

(c)	Maintenance capital expenditures are defined as those capital expenditures which do not increase operating capacity or revenues from existing levels.

(d)	Distributable cash flow is defined as Adjusted EBITDA, less cash interest expense, maintenance capital expenditures and income taxes. We believe that distributable cash flow provides additional information for evaluating Inergy’s ability to declare and pay distributions to unitholders. Distributable cash flow should not be considered an alternative to cash flow from operating activities or any other measure of financial performance in accordance with accounting principles generally accepted in the United States. Distributable cash flow, as we define it, may not be comparable to distributable cash flow or similarly titled measures used by other corporations and partnerships.

(e)	In April 2008, the Company announced the placement of a $200 million add-on to its existing 8.25% senior unsecured notes under Rule 144A to eligible purchasers. The proceeds from the bond issuance were $204 million, representing a premium of $4 million on the bond issuance. The $4 million premium will be amortized on a non-cash basis over the term of the senior notes.

(f)	ITDA – Interest, taxes, depreciation and amortization.

Inergy Holdings, L.P. and Subsidiaries

Consolidated Statements of Operations

For the Three Months and Nine Months Ended June 30, 2008 and 2007

(in millions, except per unit data)

	(Unaudited) Three Months Ended June 30,		(Unaudited) Nine Months Ended June 30,
	2008	2007	2008	2007
Revenues:
Propane	$220.9	$168.3	$1,149.6	$956.2
Other	154.3	79.4	388.4	253.4

	375.2	247.7	1,538.0	1,209.6
Cost of product sold (excluding depreciation and amortization as shown below):
Propane	173.1	122.7	862.0	666.7
Other	113.4	49.5	261.5	155.1

	286.5	172.2	1,123.5	821.8

Gross profit	88.7	75.5	414.5	387.8
Expenses:
Operating and administrative	67.4	62.2	199.4	192.4
Depreciation and amortization	26.1	21.4	72.1	60.9
Gain (loss) on disposal of assets	(0.4)	(0.7)	0.8	(1.6)

Operating income (loss)	(5.2)	(8.8)	143.8	132.9
Other income (expense):
Interest expense, net	(15.5)	(12.6)	(46.3)	(40.9)
Other income	—	0.2	0.1	1.4

Income (loss) before gain on issuance of units in Inergy, L.P., income taxes and interest of non-controlling partners in Inergy, L.P. and ASC	(20.7)	(21.2)	97.6	93.4
Gain on issuance of units in Inergy, L.P.	—	80.6	—	80.6
Provision for income taxes	(0.1)	(5.5)	(1.3)	(6.5)
Interest of non-controlling partners in Inergy, L.P.’s net (income) loss	26.8	25.5	(64.6)	(68.8)
Interest of non-controlling partners in ASC’s consolidated net income	(0.4)	—	(0.9)	—

Net income	$5.6	$79.4	$30.8	$98.7

Partners’ interest information:
Less distribution paid on restricted units	$0.1	$—	$0.3	$—

Net income available to limited partners’ units	$5.5	$79.4	$30.5	$98.7

Net income per limited partner unit:
Basic	$0.27	$3.97	$1.52	$4.94

Diluted	$0.27	$3.91	$1.50	$4.88

Weighted average limited partners’ units outstanding (in thousands):
Basic	20,008	20,004	20,008	20,002

Diluted	20,212	20,307	20,248	20,244